THE CHEFS' WAREHOUSE, INC. 8-K

Exhibit 99.1

The Chefs’ Warehouse Reports Fourth Quarter 2017 Financial Results
Net Sales Growth of 4.1%
Ridgefield, CT, February 20, 2018 - The Chefs’ Warehouse, Inc. (NASDAQ: CHEF), a premier distributor of specialty food products in the United States and Canada, today reported financial results for its fourth quarter ended December 29, 2017.

Financial highlights for the fourth quarter of 2017 compared to the fourth quarter of 2016:

•
Net sales for the 13-week quarter ended December 29, 2017 increased 4.1% to $357.1 million from $342.9 million for the 14-week quarter ended December 30, 2016. Net sales, pro-rated for a 13-week fourth quarter in 2016, increased 12.2%.

•	GAAP net income was $9.5 million, or $0.35 per diluted share, for the fourth quarter of 2017 compared to net income of $9.1 million, or $0.34 per diluted share, in the fourth quarter of 2016.

•	Modified pro forma net income per diluted share was $0.23 for the fourth quarter of 2017 compared to $0.18 for the fourth quarter of 2016.

•	Adjusted EBITDA[1] was $22.0 million for the fourth quarter of 2017 compared to $19.9 million for the fourth quarter of 2016.

“Our overall customer base remained healthy in the fourth quarter despite the wildfires in California,” said Chris Pappas, chairman and chief executive officer of The Chefs' Warehouse, Inc. “We are pleased with our continued strong top-line growth and with our ability to deliver solid gross profit margins despite continued inflation. We continue to provide our customer base with the high value, high service model that makes Chefs the premier partner to independent, chef-driven restaurants.”

Fourth Quarter Fiscal 2017 Results

Net sales for the 13-week quarter ended December 29, 2017 increased 4.1% to $357.1 million from $342.9 million for the 14-week quarter ended December 30, 2016. Net sales, pro-rated for a 13-week fourth quarter in 2016, increased 12.2%. On a pro-rated basis, organic growth contributed $21.9 million, or 7.0% to sales growth in the quarter. The remaining sales growth of $16.8 million, or 5.3% resulted from the acquisition of Fells Point Wholesale Meats Inc. on August 25, 2017. Pro-rated for a 13-week fourth quarter in 2016, organic case count grew approximately 4.4% in the Company's specialty division, which net of the expected attrition from the Chicago fold-in acquisition was 5.8%. In addition, growth in unique customers and placements grew 4.0% and 5.3%, respectively, compared to the prior year quarter. Excluding the impact of the Fells Point acquisition and pro-rated for a 13-week fourth quarter in 2016, pounds sold in the Company's protein division declined 0.6% compared to the prior year quarter. Excluding the impact of the California fires pounds sold rose 0.2%. Estimated inflation was 4.2% and 0.7% in the specialty and protein divisions, respectively.

Gross profit increased approximately 3.3% to $92.0 million for the fourth quarter of 2017 from $89.1 million for the fourth quarter of 2016. Gross profit, pro-rated for a 13-week fourth quarter in 2016, increased 11.2%. Gross profit margin decreased approximately 20 basis points to 25.8% from 26.0%, due in large part to the impact of inflation. Gross margins decreased 190 basis points in the Company's protein division and increased 70 basis points in the Company's specialty division compared to the prior year quarter. As a reminder, gross profit margins in the Protein division rose 84 basis points in the fourth quarter of 2016 and protein experienced approximately 2.1% deflation in the same quarter. This compares to a continued inflationary environment in 2017.

1Please see the Consolidated Statements of Operations at the end of this earnings release for a reconciliation of EBITDA, Adjusted EBITDA, modified pro forma net income and modified pro forma EPS to these measures' most directly comparable GAAP measure.

Total operating expenses increased by approximately 14.9% to $76.6 million for the fourth quarter of 2017 from $66.7 million for the fourth quarter of 2016. As a percentage of net sales, operating expenses were 21.5% in the fourth quarter of 2017 compared to 19.4% in the fourth quarter of 2016. The increase in the Company’s operating expense ratio is due largely to the $8.4 million gain recorded in the fourth quarter of 2016 related to the change in fair value of the Del Monte earn-out liability and lower costs as a percentage of sales related to the company's warehouse facilities and compensation related expenses.

Operating income for the fourth quarter of 2017 was $15.3 million compared to $22.4 million for the fourth quarter of 2016. The decrease in operating income was driven primarily by the 2016 Del Monte earn-out liability revaluation, as discussed above, offset by an increase in gross profit. As a percentage of net sales, operating income was 4.3% in the fourth quarter of 2017 compared to 6.5% in the fourth quarter of 2016.

Total interest expense decreased to $5.3 million for the fourth quarter of 2017 compared to $6.4 million for the fourth quarter of 2016 due primarily to a reduction in interest rates charged on the Company's outstanding debt.

Net income for the fourth quarter of 2017 was $9.5 million, or $0.35 per diluted share, compared to net income of $9.1 million, or $0.34 per diluted share, for the fourth quarter of 2016. On December 22, 2017 H.R. 1, originally known as the Tax Cuts and Jobs Act, was enacted. As a result, a one-time gain of $3.6 million was recorded in net income in the fourth quarter due to the revaluation of the Company's net deferred tax liability using the new corporate federal income tax rate.

Adjusted EBITDA1 was $22.0 million for the fourth quarter of 2017 compared to $19.9 million for the fourth quarter of 2016. For the fourth quarter of 2017, modified pro forma net income1 was $6.2 million and modified pro forma EPS1 was $0.23 compared to modified pro forma net income of $4.7 million and modified pro forma EPS of $0.18 for the fourth quarter of 2016.

Full Year 2018 Guidance
Based on current trends in the business, the Company is providing the following financial guidance for fiscal year 2018:

•	Net sales between $1.40 billion and $1.44 billion

•	Gross profit between $355.0 million and $365.0 million

•	Net income between $19.0 million and $22.0 million

•	Net income per diluted share between $0.67 and $0.77

•	Adjusted EBITDA between $74.0 million and $78.0 million

•	Modified pro forma net income per diluted share between $0.68 and $0.78

This guidance is based on an effective tax rate of approximately 28.5% and fully diluted shares of approximately 29.5 million shares. Note that the Company expects the outstanding convertible notes to be dilutive for the full year 2018, and accordingly, those convertible shares are included in the fully diluted share count.

Fourth Quarter 2017 Earnings Conference Call
The Company will host a conference call to discuss fourth quarter 2017 financial results today at 5:00 p.m. EST. Hosting the call will be Chris Pappas, chairman and chief executive officer, and Jim Leddy, chief financial officer. The conference call will be webcast live from the Company’s investor relations website at http://investors.chefswarehouse.com/. The call can also be accessed live over the phone by dialing (877) 407-4018, or for international callers (201) 689-8471. A replay will be available one hour after the call and can be accessed by dialing (844) 512-2921 or (412) 317-6671 for international callers; the conference ID is 13675839. The replay will be available until Tuesday, February 27, 2018.

Forward-Looking Statements
Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding the Company's business that are not historical facts are “forward-looking statements” that involve risks and uncertainties and are based on current expectations and management estimates; actual results may differ materially. The risks and uncertainties which could impact these statements include, but are not limited to, the Company's ability to successfully deploy its operational initiatives to achieve synergies from its acquisitions; the Company's sensitivity to general economic conditions, changes in disposable income levels and consumer discretionary spending on food-away-from-home purchases; the Company's vulnerability to economic and other developments in the geographic markets in which it operates; the risks of supply chain interruptions due to a lack of long-term contracts, severe weather or more prolonged climate change, work stoppages or otherwise; the risks of loss of revenue or reductions in operating margins in the Company’s protein business as a result of competitive pressures within this segment of the Company’s business; changes in the availability or cost of the Company's specialty food products; the ability to effectively price the Company's specialty food products and reduce the Company's expenses; the relatively low margins of the foodservice distribution industry and the Company's and its customers' sensitivity to inflationary and deflationary pressures; the Company's ability to successfully identify, obtain financing for and complete acquisitions of other foodservice distributors and to integrate and realize expected synergies from those acquisitions; the Company's ability to service customers from its new Chicago, San Francisco and Las Vegas distribution centers and the expenses associated therewith; increased fuel cost volatility and expectations regarding the use of fuel surcharges; fluctuations in the wholesale prices of beef, poultry and seafood, including increases in these prices as a result of increases in the cost of feeding and caring for livestock; the loss of key members of the Company's management team and the Company's ability to replace such personnel; and the strain on the Company's infrastructure and resources caused by its growth. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. A more detailed description of these and other risk factors is contained in the Company's most recent annual report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on March 10, 2017 and other reports filed by the Company with the SEC since that date. The Company is not undertaking to update any information in the foregoing report until the effective date of its future reports required by applicable laws. Any projections of future results of operations are based on a number of assumptions, many of which are outside the Company's control and should not be construed in any manner as a guarantee that such results will in fact occur. These projections are subject to change and could differ materially from final reported results. The Company may from time to time update these publicly announced projections, but it is not obligated to do so.

About The Chefs’ Warehouse
The Chefs' Warehouse, Inc. (http://www.chefswarehouse.com) is a premier distributor of specialty food products in the United States and Canada focused on serving the specific needs of chefs who own and/or operate some of the nation's leading menu-driven independent restaurants, fine dining establishments, country clubs, hotels, caterers, culinary schools, bakeries, patisseries, chocolatiers, cruise lines, casinos and specialty food stores. The Chefs' Warehouse, Inc. carries and distributes more than 48,000 products to more than 30,000 customer locations throughout the United States and Canada.

Contact:
Investor Relations
Jim Leddy, CFO, (718) 684-8415

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
FOR THE FISCAL QUARTERS AND YEARS ENDED DECEMBER 29, 2017 AND DECEMBER 30, 2016
(in thousands except share amounts and per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
	(unaudited)	(unaudited)	(unaudited)
Net sales	$357,098	$342,904	$1,301,520	$1,192,866
Cost of sales	265,125	253,840	972,142	891,649
Gross profit	91,973	89,064	329,378	301,217

Operating expenses	76,624	66,660	288,251	253,978
Operating income	15,349	22,404	41,127	47,239

Interest expense	5,303	6,361	22,709	41,632
Loss (gain) on asset disposal	—	(112)	10	(69)
Income before income taxes	10,046	16,155	18,408	5,676

Provision for income tax expense	563	7,013	4,042	2,653

Net income	$9,483	$9,142	$14,366	$3,023

Net income per share:
Basic	$0.36	$0.35	$0.55	$0.12
Diluted	$0.35	$0.34	$0.54	$0.12

Weighted average common shares outstanding:
Basic	26,436,840	25,942,327	26,118,482	25,919,480
Diluted	27,805,849	27,249,659	27,424,526	26,029,609

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED BALANCE SHEET
AS OF DECEMBER 29, 2017 AND DECEMBER 30, 2016
(in thousands)

	December 29, 2017 (unaudited)	December 30, 2016
Cash	$41,504	$32,862
Accounts receivable, net	142,170	128,030
Inventories, net	102,083	87,498
Prepaid expenses and other current assets	11,083	16,101
Total current assets	296,840	264,491

Equipment and leasehold improvements, net	68,378	62,183
Software costs, net	6,034	5,927
Goodwill	173,202	163,784
Intangible assets, net	140,320	131,131
Other assets	2,975	6,022
Total assets	$687,749	$633,538

Accounts payable	$70,019	$65,514
Accrued liabilities	21,871	17,546
Accrued compensation	12,556	9,519
Current portion of long-term debt	3,827	14,795
Total current liabilities	108,273	107,374

Long-term debt, net of current portion	313,995	317,725
Deferred taxes, net	6,015	6,958
Other liabilities	10,865	7,721
Total liabilities	439,148	439,778

Preferred stock	—	—
Common stock	284	263
Additional paid in capital	166,997	127,180
Cumulative foreign currency translation adjustment	(1,549)	(2,186)
Retained earnings	82,869	68,503
Stockholders' equity	248,601	193,760

Total liabilities and stockholders' equity	$687,749	$633,538

THE CHEFS' WAREHOUSE, INC.
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
FOR THE FISCAL YEARS ENDED DECEMBER 29, 2017 AND DECEMBER 30, 2016
(in thousands)

	December 29, 2017 (unaudited)	December 30, 2016
Cash flows from operating activities:
Net income	$14,366	$3,023
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	8,516	7,082
Amortization of intangible assets	12,033	11,433
Provision for allowance for doubtful accounts	3,911	3,224
Deferred rent	285	1,568
Deferred taxes	(703)	2,991
Amortization of deferred financing fees	2,084	1,807
Loss on debt extinguishment	—	22,310
Stock compensation	3,019	2,579
Change in fair value of earn-outs	(579)	(10,031)
Gain on asset disposal	10	(69)
Changes in assets and liabilities, net of acquisitions:
Accounts receivable	(13,461)	(2,503)
Inventories	(11,783)	7,038
Prepaid expenses and other current assets	4,762	(7,168)
Accounts payable and accrued liabilities	10,406	(941)
Other liabilities	(1,130)	(2,314)
Other assets	(239)	(1,115)
Net cash provided by operating activities	31,497	38,914

Cash flows from investing activities:
Capital expenditures	(12,311)	(16,623)
Cash paid for acquisitions, net of cash received	(30,095)	(19,742)
Proceeds from asset disposals	—	550
Net cash used in investing activities	(42,406)	(35,815)

Cash flows from financing activities:
Proceeds from the issuance of common stock, net of issuance costs	34,020	—
Proceeds from senior secured notes	—	315,810
Payment of debt and capital lease obligations	(12,830)	(158,880)
Payment for debt extinguishment	—	(21,219)
Net change in revolving credit facility	—	(93,382)
Payment of deferred financing fees	(761)	(7,782)
Cash paid for contingent earn-out obligation	(500)	(6,743)
Surrender of shares to pay withholding taxes	(500)	(569)
Net cash provided by financing activities	19,429	27,235

Effect of foreign currency translation on cash and cash equivalents	122	74

Net change in cash and cash equivalents	8,642	30,408
Cash and cash equivalents at beginning of period	32,862	2,454
Cash and cash equivalents at end of period	$41,504	$32,862

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF GAAP NET INCOME PER COMMON SHARE
FOR THE FISCAL QUARTERS AND YEARS ENDED DECEMBER 29, 2017 AND DECEMBER 30, 2016
(in thousands except share amounts and per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
	(unaudited)	(unaudited)	(unaudited)
Numerator:
Net income	$9,483	$9,142	$14,366	$3,023
Add effect of dilutive securities:
Interest on convertible notes, net of tax	134	134	536	—
Adjusted net income	$9,617	$9,276	$14,902	$3,023
Denominator:
Weighted average basic common shares outstanding	26,436,840	25,942,327	26,118,482	25,919,480
Dilutive effect of unvested common shares	131,635	69,958	68,670	110,129
Dilutive effect of convertible notes	1,237,374	1,237,374	1,237,374	—
Weighted average diluted common shares outstanding	27,805,849	27,249,659	27,424,526	26,029,609

Net income per share:
Basic	$0.36	$0.35	$0.55	$0.12
Diluted	$0.35	$0.34	$0.54	$0.12

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA TO NET INCOME
FOR THE FISCAL QUARTERS AND YEARS ENDED DECEMBER 29, 2017 AND DECEMBER 30, 2016
(unaudited; in thousands)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Net income	$9,483	$9,142	$14,366	$3,023
Interest expense	5,303	6,361	22,709	41,632
Depreciation	2,194	2,116	8,516	7,082
Amortization	3,321	2,729	12,033	11,433
Provision for income tax expense	563	7,013	4,042	2,653
EBITDA (1)	20,864	27,361	61,666	65,823

Adjustments:
Stock compensation (2)	635	670	3,019	2,579
Duplicate rent (3)	—	196	86	824
Integration and deal costs/third party transaction costs (4)	286	—	286	424
Change in fair value of earn-out obligation (5)	(651)	(8,431)	(579)	(10,031)
One-time executive management costs (6)	915	—	915	—
Moving expenses (7)	—	127	438	638
Adjusted EBITDA (1)	$22,049	$19,923	$65,831	$60,257

1.
We are presenting EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of EBITDA and Adjusted EBITDA as performance measures permits a comparative assessment of our operating performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents non-cash stock compensation expense associated with awards of restricted shares of our common stock and stock options to our key employees and our independent directors.

3.	Represents duplicate rent expense for our Bronx, NY, Chicago, IL and San Francisco, CA distribution facilities.

4.	Represents transaction related costs incurred to complete and integrate acquisitions, including due diligence, legal and integration.

5.	Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.

6.	Represents costs associated with changing a member of our executive management team.

7.	Represents moving expenses for the consolidation of our Chicago, IL, San Francisco, CA, Los Angeles, CA and Miami, FL facilities.

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF MODIFIED PRO FORMA NET INCOME TO NET INCOME
FOR THE FISCAL QUARTERS AND YEARS ENDED DECEMBER 29, 2017 AND DECEMBER 30, 2016
(unaudited; in thousands except share amounts and per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Net income	$9,483	$9,142	$14,366	$3,023
Adjustments to reconcile net income to modified pro forma net income (1):
Duplicate rent (2)	—	196	86	824
Integration and deal costs/third party transaction costs (3)	286	—	286	424
Moving expenses (4)	—	127	438	638
Change in fair value of earn-out obligations (5)	(651)	(8,431)	(579)	(10,031)
One-time executive management costs (6)	915	—	915	—
Loss on early extinguishment of debt (7)	—	—	—	22,310
Tax effect of adjustments (8)	(229)	3,665	(477)	(5,601)
Tax impact of regulation change (9)	(3,573)	—	(3,573)	—
Total adjustments	(3,252)	(4,443)	(2,904)	8,564

Modified pro forma net income	$6,231	$4,699	$11,462	$11,587

Diluted earnings per share - modified pro forma	$0.23	$0.18	$0.44	$0.44

Diluted shares outstanding - modified pro forma	27,805,849	27,249,659	27,424,526	27,266,983

1.
We are presenting modified pro forma net income and modified pro forma earnings per share (EPS), which are not measurements determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our operations and which we believe, when considered with both our GAAP results and the reconciliation to net income available to common stockholders, provide a more complete understanding of our business than could be obtained absent this disclosure. We use modified pro forma net income available to common stockholders and modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma net income available to common stockholders and modified pro forma EPS as performance measures permits a comparative assessment of our operating performance relative to our performance based upon our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents duplicate rent expense for our Bronx, NY, Chicago, IL and San Francisco, CA distribution facilities.

3.	Represents transaction related costs incurred to complete and integrate acquisitions, including due diligence, legal and integration.

4.	Represents moving expenses for the consolidation of our Chicago, IL, San Francisco, CA, Los Angeles, CA and Miami, FL facilities.

5.	Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.

6.	Represents costs associated with changing a member of our executive management team.

7.
Represents write-off of deferred financing fees for the refinancing of our term loan and revolving credit facility and the prepayment penalties for the early extinguishment of our senior secured notes.

8.	Represents the tax effect of items 2 through 7 above.

9.	Represents an income tax benefit resulting from the enactment of H.R. 1, originally known as the Tax Cuts and Jobs Act.

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF MODIFIED PRO FORMA NET INCOME PER COMMON SHARE
FOR THE FISCAL QUARTERS AND YEARS ENDED DECEMBER 29, 2017 AND DECEMBER 30, 2016
(unaudited; in thousands except share amounts and per share data)

	Fiscal Quarter Ended		Fiscal Year Ended
	December 29, 2017	December 30, 2016	December 29, 2017	December 30, 2016
Numerator:
Modified pro forma net income	$6,231	$4,699	$11,462	$11,587
Add effect of dilutive securities:
Interest on convertible notes, net of tax	134	134	536	536
Adjusted modified pro forma net income	$6,365	$4,833	$11,998	$12,123
Denominator:
Weighted average basic common shares outstanding	26,436,840	25,942,327	26,118,482	25,919,480
Dilutive effect of unvested common shares	131,635	69,958	68,670	110,129
Dilutive effect of convertible notes	1,237,374	1,237,374	1,237,374	1,237,374
Weighted average diluted common shares outstanding	27,805,849	27,249,659	27,424,526	27,266,983

Modified pro forma net income per share:
Diluted	$0.23	$0.18	$0.44	$0.44

THE CHEFS' WAREHOUSE, INC.
RECONCILIATION OF ADJUSTED EBITDA GUIDANCE FOR FISCAL 2018
(unaudited; in thousands)

	Low-End Guidance	High-End Guidance
Net income:	$19,000	$22,000
Provision for income tax expense	7,500	8,500
Depreciation & amortization	25,000	25,000
Interest expense	18,500	18,500
EBITDA (1)	70,000	74,000

Adjustments:
Stock compensation (2)	3,500	3,500
Change in fair value of earn-out obligation (3)	500	500

Adjusted EBITDA (1)	$74,000	$78,000

1.
We are presenting estimated EBITDA and Adjusted EBITDA, which are not measurements determined in accordance with the U.S. generally accepted accounting principles, or GAAP, because we believe these measures provide additional metrics to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to our estimated net income, provide a more complete understanding of our business than could be obtained absent this disclosure. We use EBITDA and Adjusted EBITDA, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our performance relative to our performance based upon GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.	Represents non-cash stock compensation expense expected to be associated with awards of restricted shares of our common stock to our key employees and our independent directors.

3.	Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.

THE CHEFS' WAREHOUSE, INC.
2018 FULLY DILUTED EPS GUIDANCE RECONCILIATION TO 2018 MODIFIED
PRO FORMA FULLY DILUTED EPS GUIDANCE (1)(2)

	Low-End	High-End
	Guidance	Guidance
Net income per diluted share	$0.67	$0.77

Change in fair value of earn-out obligations (3)	0.01	0.01

Modified pro forma net income per diluted share	$0.68	$0.78

1.
We are presenting estimated modified pro forma EPS, which is not a measurement determined in accordance with U.S. generally accepted accounting principles, or GAAP, because we believe this measure provides an additional metric to evaluate our currently estimated results and which we believe, when considered with both our estimated GAAP results and the reconciliation to estimated net income per diluted share, provides a more complete understanding of our expectations for our business than could be obtained absent this disclosure. We use modified pro forma EPS, together with financial measures prepared in accordance with GAAP, such as revenue and cash flows from operations, to assess our historical and prospective operating performance and to enhance our understanding of our core operating performance. The use of modified pro forma EPS as a performance measure permits a comparative assessment of our expectations regarding our estimated operating performance relative to our estimated operating performance based on our GAAP results while isolating the effects of some items that vary from period to period without any correlation to core operating performance or that vary widely among similar companies.

2.
Guidance is based upon an estimated effective tax rate of 28.5%, adding back the tax-effected interest expense of our convertible notes and an estimated fully diluted share count of approximately 29.5 million shares.

3.	Represents the non-cash change in fair value of contingent earn-out liabilities related to our acquisitions.